Exhibit 10.1
Third Amendment to Credit Agreement

This Third Amendment to Credit Agreement (this “Third Amendment”), dated July 7, 2021 (the “Third Amendment Effective Date”), is among Brigham Resources, LLC, a Delaware limited liability company (the “Borrower”); each of the undersigned guarantors, if any (the “Guarantors”, and together with the Borrower, the “Credit Parties”); each of the Banks party hereto; and Wells Fargo Bank, N.A., as administrative agent for the Banks (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
Recitals
A.    The Borrower, the Administrative Agent and the Banks are parties to that certain Credit Agreement dated as of May 16, 2019 (as amended prior to the date hereof, the “Credit Agreement”), pursuant to which the Banks have, subject to the terms and conditions set forth therein, made certain credit available to and on behalf of the Borrower.
B.    The parties hereto desire to enter into this Third Amendment to, among other things, (i) evidence the increase of the Borrowing Base from $135,000,000 to $165,000,000, (ii) evidence the increase of the Aggregate Elected Commitment Amount from $135,000,000 to $165,000,000, and (iii) amend certain terms of the Credit Agreement, in each case, as set forth herein and to be effective as of the Third Amendment Effective Date.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Defined Terms. Each capitalized term which is defined in the Credit Agreement, but which is not defined in this Third Amendment, shall have the meaning ascribed to such term in the Credit Agreement, as amended hereby. Unless otherwise indicated, all section references in this Third Amendment refer to the Credit Agreement.
Section 2.Amendments. In reliance on the representations, warranties, covenants and agreements contained in this Third Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, the Credit Agreement shall be amended effective as of the Third Amendment Effective Date in the manner provided in this Section 2.
2.1    Additional Definition. Section 1.2 of the Credit Agreement is hereby amended to add thereto in alphabetical order the following definitions which shall read in full as follows:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Loans” has the meaning assigned to such term in Section 13.1(b).
“Announcements” has the meaning assigned to such term in Section 1.6.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 13.1(c)(iv).
“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 13.1(c)(i).
“Benchmark Replacement” means, for any Available Tenor:
(a)    with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
    (i)    the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;
    (ii)    the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;
    (iii)    the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or
(b)    with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment provided, that, (I) in the case of clause (a)(i) above, if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (II) in the case of clause (a)(i) or clause (b) above, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(i), (a)(ii) or (a)(iii) or clause (b) above would be less than the

Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Papers.
    “Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
    (a)    for purposes of clauses (a)(i) and (a)(ii) of the definition of “Benchmark Replacement”, the first alternative set forth in the order below that can be determined by the Administrative Agent:
        (i)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;
        (ii)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;
(b)    for purposes of clause (a)(iii) of the definition of “Benchmark Replacement”, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities; and
(c)    for purposes of clause (b) of the definition of “Benchmark Replacement”, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate;

provided, that, (x) in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 13.1(c)(i) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Adjusted Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Papers).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clauses (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein;
(c)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Banks and the Borrower pursuant to Section 13.1(c)(i)(B); or

(d)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Banks, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Banks, written notice of objection to such Early Opt-in Election from Banks comprising the Majority Banks.
For the avoidance of doubt, (x) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (y) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clauses (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System of the United States, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Papers in accordance with Section 13.1(c) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Paper in accordance with Section 13.1(c).
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Consolidated Cash Balance” means, at any time, (a) the aggregate amount of cash and cash equivalents held or owned by (either directly or indirectly), credited to the account of or otherwise required to be reflected as an asset on the balance sheet, in each case, of the Borrower or any of its Restricted Subsidiaries less (b) the sum of (i) any cash or cash equivalents set aside to pay royalty obligations, working interest obligations, suspense payments, severance taxes, payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations or other obligations of the Borrower or any of its Restricted Subsidiaries owing to third parties, (ii) any cash or cash equivalents to be used to pay other obligations of the Borrower or any Restricted Subsidiary permitted to be paid hereunder for which the Borrower or such Restricted Subsidiary has issued checks or has initiated wires or ACH transfers (or, in the Borrower’s good faith discretion, will issue checks or initiate wires or ACH transfers within five (5) Business Days) but that has or have not yet been subtracted from the balance in the relevant account of the Borrower or any of its Restricted Subsidiaries, (iii) any cash or cash equivalents of the Borrower or any of its Restricted Subsidiaries constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (iv) without duplication of clause (b)(iii) hereof, any cash or cash equivalents set aside to be used by the Borrower or any of its Restricted Subsidiaries to pay the purchase price for any acquisition of any assets or property by the Borrower or any Restricted Subsidiary pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party; provided that, solely for purposes of this clause (b)(iv), such cash or cash equivalents shall not be included in the calculation of clause (b) after the earlier to occur of (x) the date that is thirty (30) days after entry by the Borrower or such Restricted Subsidiary into such purchase and sale agreement and (y) the date in which such purchase and sale agreement is terminated, (v) any cash or cash equivalents of the Borrower or any of is Restricted Subsidiaries constituting proceeds from a disposition permitted by the terms of this Agreement, in each case, that are held in escrow accounts (or other segregated accounts) and solely used in connection with “like-kind exchanges” within the meaning of Section 1031 of the Code; provided that the proceeds excluded pursuant to this clause (v) shall not be included in the calculation of clause (b) above after one hundred eighty (180) days following the receipt by the Borrower or such Restricted Subsidiary of the proceeds from such disposition, (vi) any cash or cash equivalents held in collateral accounts with respect to letters of credit solely to the extent permitted pursuant to Section 9.3, (vii) any cash or cash equivalents set aside and for which the Borrower or any of its Restricted Subsidiaries has issued checks or has initiated wires or ACH transfers (or will issue checks or initiate wires or ACH transfers within thirty (30) days) to make a Restricted Payment permitted to be made pursuant to Sections 9.2(a)(iii) or 9.2(a)(iv) to the extent such Restricted Payment could be made at such time and in an amount not to exceed the applicable amount of such Restricted Payment permitted to be made pursuant thereto, (viii) any cash or cash equivalents subject to a Lien pursuant to clause (h) of the definition of “Permitted Encumbrances”, (ix) any cash or cash equivalents constituting proceeds from an issuance of, or additional contributions to, Equity Interests of the Borrower so long as such proceeds are (A) designated in writing to the Administrative Agent by the Borrower substantially contemporaneously with the receipt thereof to be excluded pursuant to this clause (b)(ix) and (B) segregated and maintained in a separate deposit account of the Borrower or a Restricted Subsidiary maintained exclusively for holding such cash proceeds; provided that any such designated proceeds in this clause (b)(ix) shall not be included in the calculation of clause (b) above after thirty (30) days following the receipt of such designated proceeds by the Borrower (or such later date as agreed to by the Administrative Agent in its sole discretion), and (x) proceeds of any incurrence or issuance of any Permitted Additional Debt so long as such proceeds are (A) designated in writing to the Administrative Agent by the Borrower substantially contemporaneously with the receipt thereof to be excluded pursuant to this clause (x) and (B) segregated and maintained in a separate deposit account of the Borrower or a Restricted Subsidiary maintained exclusively for holding such cash proceeds; provided that any such designated proceeds in this clause (b)(x) shall not be included in the calculation of clause (b) above after thirty (30) days following the receipt of such designated proceeds by the Borrower (or such later date as agreed to by the Administrative Agent in its sole discretion).
“Consolidated Cash Balance Threshold” means, at any time of determination, an amount equal to ten percent (10%) of the Borrowing Base then in effect.
“Consolidated Total Leverage Ratio” means, (a) with respect to Section 10.1(b), as of the last day of any Rolling Period, the ratio of (i) Total Net Funded Debt as of such date to (ii) Consolidated EBITDA (or, in the case of the Rolling Periods ending on June 30, 2019, September 30, 2019 and December 31, 2019, Annualized Consolidated EBITDA) for the Rolling Period ending on such date and

(b) with respect to any calculation thereof for other purposes hereunder, the ratio of (i) Total Net Funded Debt as of such date to (ii) Consolidated EBITDA for the most recently ended Rolling Period for which financial statements are available.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:
(a)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(b) the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Banks.
“Erroneous Payment” has the meaning assigned to such term in Section 12.16(a).
“FCA” has the meaning assigned to such term in Section 1.6.
“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.
“Floor” means, the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.
“IBA” has the meaning assigned to such term in Section 1.6.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Liquidity” means the sum of (a) unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries, plus (b) Revolving Availability.
“London Banking Day” means any day on which dealings in dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting and (b) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or any successor thereto.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Specified Consolidated Cash Balance Test Date” has the meaning given to such term in Section 2.6(d).
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Banks and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Paper in accordance with Section 13.1(c) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.
“Third Amendment” means that certain Third Amendment to Credit Agreement dated as of July 7, 2021, among Borrower, the Guarantors party thereto, the Administrative Agent and the Banks party thereto.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“USD LIBOR” means the London interbank offered rate for dollars.

2.2    Restated Definition. The definitions of the following terms contained in Section 1.2 of the Credit Agreement are hereby amended and restated in their respective entireties to read in full as follows:
“Aggregate Elected Commitment Amount” means, at any time, an amount equal to the sum of the Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.15. As of the Third Amendment Effective Date, the Aggregate Elected Commitment Amount is $165,000,000.

“Applicable Margin” means, on any date, with respect to each Eurodollar Tranche or Adjusted Base Rate Tranche, an amount determined by reference to the ratio of Outstanding Revolving Credit to the Borrowing Base, on such date, in accordance with the table below:

Pricing Level	Ratio of Outstanding Revolving Credit to Borrowing Base	Applicable Margin for Eurodollar Tranches	Applicable Margin for Adjusted Base Rate Tranches
I	≥90%	3.00%	2.00%
II	≥75% but<90%	2.75%	1.75%
III	≥50% but <75%	2.50%	1.50%
IV	≥25% but <50%	2.25%	1.25%
V	<25%	2.00%	1.00%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided that, if at any time Borrower fails to deliver a Reserve Report pursuant to Section 4.1, then the “Applicable Margin” means the rate per annum set forth on the grid when the Ratio of Outstanding Revolving Credit to the Borrowing Base is at its highest level until such Reserve Report is delivered.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, N.A. as its prime rate. Each change in the Base Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo Bank, N.A. as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“LIBOR Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 13.1(c):
(a)    for any interest rate calculation with respect to a Eurodollar Borrowing, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published then the “LIBOR Rate” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and
(b)    for any interest rate calculation with respect to a Base Rate Borrowing, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate is not so published then the “LIBOR Rate” for such Base Rate Borrowing shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.
Each calculation by the Administrative Agent of the LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.
Notwithstanding the foregoing, (x) in no event shall the LIBOR Rate (including any Benchmark Replacement with respect thereto) be less than 0.00% and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 13.1(c), in the event that a Benchmark Replacement with respect to the LIBOR Rate is implemented then all references herein to the LIBOR Rate shall be deemed references to such Benchmark Replacement.

“Loan Papers” means this Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Notes, the Facility Guaranty, the Mortgages, the Security Agreement, the other Security Instruments, each Letter of Credit now or hereafter executed and/or delivered, each Fee Letter (excluding any term sheets attached thereto), and all other certificates, agreements or instruments delivered in connection with this Agreement by any Credit Party (or any officer thereof), as the foregoing may be amended from time to time. Hedge Agreements do not constitute Loan Papers.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
2.3    Deleted Definitions. The definition of “Replacement Rate” contained in Section 1.2 of the Credit Agreement is hereby deleted in its entirety.
2.4    Amendment to Section 1.6 of the Credit Agreement. Section 1.6 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:
Section 1.6    Rates. The interest rate on Eurodollar Borrowings and Adjusted Base Rate Borrowings (when determined by reference to clause (c) of the definition of Adjusted Base Rate) may be determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for dollars for: (a) 1-week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on Eurodollar Borrowings or Adjusted Base Rate Borrowings (when determined by reference to clause (c) of the definition of Adjusted Base Rate). There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 13.1(c), such Section 13.1(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 13.1(c), of any change to the reference rate upon which the interest rate on Eurodollar Borrowings and Adjusted Base Rate Borrowings (when determined by reference to clause (c) of the definition of Adjusted Base Rate) is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 13.1(c), will be similar to, or produce the same value or economic equivalence of, LIBOR Rate or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.
2.5    Amendment to Section 2.6 of the Credit Agreement. Section 2.6 of the Credit Agreement is hereby amended by adding a new subsection (d) immediately below current subsection (c) to read in full as follows:
(d)    If, as of the end of the last Business Day of any calendar month (each such date, a “Specified Consolidated Cash Balance Test Date”), commencing with the calendar month ending June 2021, the Consolidated Cash Balance exceeds the Consolidated Cash Balance Threshold, then the Borrower shall promptly (and in any event within three (3) Business Days after such Specified Consolidated Cash Balance Test Date), prepay the Borrowings in an aggregate principal amount equal to the lesser of (A) the amount of such excess and (B) the unpaid principal balance of the Borrowings.
2.6    Amendment to Section 6.2(b) of the Credit Agreement. Section 6.2(b) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:
(b)    (i) immediately before and after giving effect to such Borrowing or issuance of such Letter(s) of Credit, no Default or Event of Default shall have occurred and be continuing and neither such Borrowing nor the issuance of such Letter(s) of Credit (as applicable) shall cause a Default or Event of Default and (ii)

immediately before and after giving effect to such Borrowing, the Consolidated Cash Balance shall not be in excess of the Consolidated Cash Balance Threshold;
2.7    Amendment to Section 9.2(a) of the Credit Agreement. Clause (iv) of Section 9.2(a) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:
(iv)    Borrower may make other Restricted Payments with respect to its Equity Interests so long as (A) no Default or Event of Default or Borrowing Base Deficiency then exists or would result therefrom, (B) after giving effect to such Restricted Payment (and any Borrowings incurred in connection therewith), Liquidity is greater than or equal to ten percent (10%) of the Total Commitment in effect at such time and (C) after giving effect to such payment (and any Borrowings incurred in connection therewith), the Consolidated Total Leverage Ratio on a pro forma basis is less than or equal to 3.00 to 1.00.
2.8    Amendment to Section 10.1(b) of the Credit Agreement. Section 10.1(b) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:
(b)    Borrower will not permit, as of the last day of any Rolling Period, the Consolidated Total Leverage Ratio to be greater than (i) 4.00 to 1.00 as of the last day of any Rolling Period ending on or prior to June 30, 2021 and (ii) 3.50 to 1.00 as of the last day of any Rolling Period thereafter.
2.9    New Sections 12.15 and 12.16 of the Credit Agreement. Article XII of the Credit Agreement is hereby amended to add new Sections 12.15 and 12.16 as follows:
Section 12.15    Certain ERISA Matters.
(a)    Each Bank (x) represents and warrants, as of the date such Person became a Banks party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)    such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iii)    (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Paper or any documents related hereto or thereto).
Section 12.16    Erroneous Payments.
(a)Each Bank and Letter of Credit Issuer hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Bank or Letter of Credit Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Bank or Letter of Credit Issuer from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Bank or Letter of Credit Issuer (whether or not known to such Bank or Letter of Credit Issuer) or (ii) it receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, (y) that was not preceded or accompanied by a notice of payment sent by the Administrative Agent (or any of its Affiliates)

with respect to such payment or (z) that such Bank or Letter of Credit Issuer otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then, in each case an error in payment has been made (any such amounts specified in clauses (i) or (ii) of this Section 12.16(a), whether received as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and the Bank or Letter of Credit Issuer, as the case may be, is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment and to the extent permitted by applicable law, such Bank or Letter of Credit Issuer shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)Without limiting the immediately preceding clause (a), each Bank and Letter of Credit Issuer agrees that, in the case of clause (a)(ii) above, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent in writing of such occurrence and, in the case of either clause (a)(i) or (a)(ii) above upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Bank or Letter of Credit Issuer to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)The Borrower hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Bank or Letter of Credit Issuer that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Bank or I Letter of Credit Issuer with respect to such amount, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making a payment on any of the Obligations, and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations or any part thereof that were so credited, and all rights of the applicable Bank, Letter of Credit Issuer, Administrative Agent or other Secured Party, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except to the extent such Erroneous Payment was, and solely with respect to the amount of such Erroneous Payment that was, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making a payment on any of the Obligations.
Each party’s obligations under this Section 12.16 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Paper.
2.10    Amendment to Section 13.1 of the Credit Agreement. Section 13.1 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:
Section 13.1    Alternate Rate of Interest.
(a)    Circumstances Affecting LIBOR Rate Availability. Unless and until a Benchmark Replacement is implemented in accordance with clause (c) below, in connection with any request for a Eurodollar Borrowing or a conversion to or continuation thereof or otherwise, if for any reason  the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan,  the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the Adjusted LIBOR Rate or LIBOR Rate for such Interest Period with respect to a proposed Eurodollar Borrowing or  the Majority Banks shall determine (which determination shall be conclusive and binding absent manifest error) that the Adjusted LIBOR Rate or LIBOR Rate does not adequately and fairly reflect the cost to such Banks of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Banks to make Eurodollar Borrowings and the right of the Borrower to convert any Loan to or continue any Loan as a Eurodollar Borrowing shall be suspended, and the Borrower shall either  repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurodollar Borrowing together with accrued interest thereon on the last day of the then current Interest Period applicable to such Eurodollar Borrowing; or  convert the then outstanding principal amount of each such Eurodollar Borrowing to an Adjusted Base Rate Borrowing as of the last day of such Interest Period.
(b)    Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Banks (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Banks (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any Eurodollar Borrowing, such Banks shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Banks. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist,  the obligations of the Banks to make Eurodollar Borrowings, and the right of the Borrower to convert any Loan to a Eurodollar Borrowing or continue any Loan as a Eurodollar Borrowing shall be suspended (the “Affected Loans”) and thereafter the Borrower may select only Adjusted Base Rate Borrowings and  if any of the Banks may not lawfully continue to maintain an Affected Loan to the end of the then current Interest Period applicable thereto, the applicable Affected Loan shall immediately be converted to an Adjusted Base Rate Borrowing for the remainder of such Interest Period.
(c)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. (A) Notwithstanding anything to the contrary herein or in any other Loan Paper, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of any then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(i) or (a)(ii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Paper in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Paper and (y) if a Benchmark Replacement is determined in accordance with clause (a)(iii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Paper in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Paper so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Majority Banks.
(B)    Notwithstanding anything to the contrary herein or in any other Loan Paper, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace such Benchmark for all purposes hereunder or under any Loan Paper in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Paper; provided that this clause (B) shall not be effective unless the Administrative

Agent has delivered to the Banks and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(ii)        Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Paper, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Paper.
(iii)        Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Banks of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 13.1(c)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Banks (or group of Banks) pursuant to this Section 13.1(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Paper, except, in each case, as expressly required pursuant to this Section 13.1(c).
(iv)        Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Paper, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a

Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)        Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Eurodollar Borrowing to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to an Adjusted Base Rate Borrowing. During any Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any Benchmark is not an Available Tenor, the component of the Adjusted Base Rate that is based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Adjusted Base Rate.
(vi)        London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made the Announcements that the final publication or representativeness date for (A) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (B) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to clause (iii) of this Section 13.1(c) shall be deemed satisfied.
2.11    Amendment to Section 13.2 of the Credit Agreement. Section 13.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
Section 13.2    [Reserved.]
2.12    Amendments to Section 14.2(c) of the Credit Agreement.
(a)    The parenthetical in Section 14.2(c)(ii)(C) of the Credit Agreement that reads “(other than as a result of the adoption of a Replacement Rate pursuant to Section 13.1(b))”, is hereby amended in its entirety to read as follows:

(other than as a result of the implementation of a Benchmark Replacement in accordance with Section 13.1(c))
(b)    Section 14.2(c)(ii)(I) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(I)(1) amend any provisions governing the pro rata sharing of payments among Banks in a manner to permit non-pro rata sharing of payments among Bank; (2) subordinate any of the Obligations owed to the Banks in right of payment or (3) subordinate any of the Liens securing the Obligations owed to the Banks (except as otherwise set forth in Section 12.14(a)), in each case without the written consent of each Bank.
2.13    Amendment to Section 14.20 of the Credit Agreement. Section 14.20 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:
Section 14.20    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Paper or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Paper, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Paper; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
2.14    Replacement of Schedule 1 to the Credit Agreement. Schedule 1 to the Credit Agreement is hereby replaced in its entirety with Schedule 1 hereto and Schedule 1 hereto shall be deemed to be attached as Schedule 1 to the Credit Agreement. After giving effect to this Third Amendment, the amendments to the Credit Agreement set forth in Section 2 hereof and any Borrowings made on the Third Amendment Effective Date, (a) each Bank who holds Loans in an aggregate amount less than its Applicable Percentage of all Loans shall advance new Loans which shall be disbursed to the Administrative Agent and used to repay Loans outstanding to each Bank who holds Loans in an aggregate amount greater than its Applicable Percentage of all Loans, (b) each Bank’s participation in each Letter of Credit, if any, shall be automatically adjusted to equal its Applicable Percentage, (c) such other adjustments shall be made as the Administrative Agent shall specify so that the Outstanding Revolving Credit applicable to each Bank equals its Applicable Percentage of the aggregate Outstanding Revolving Credit of all of the Banks and (d) upon request by each applicable Bank, the Borrower shall be required to make any break funding payments owing to such Bank that are required under Section 3.3 of the Credit Agreement as a result of the reallocation of Loans and adjustments described in this Section 2.14.
Section 3.Borrowing Base. In reliance on the representations, warranties, covenants and agreements contained in this Third Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, the Borrowing Base is hereby increased from $135,000,000 to $165,000,000 as of the Third Amendment Effective Date. The Borrowing Base shall remain at such level until the next Determination Date or other adjustment to the Borrowing Base thereafter, whichever occurs first pursuant to the Credit Agreement. The Borrower, the Administrative Agent and the Banks agree that the Determination provided for in this Section 3 will constitute the Periodic Determination scheduled for on or about May 1, 2021 for the purposes of Section 4.2 of the Credit Agreement and shall not be construed or deemed to be a Special Determination for purposes of Section 4.3 of the Credit Agreement.
Section 4.Aggregate Elected Commitment Amount Increase. In reliance on the representations, warranties, covenants and agreements contained in this Third Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, each Bank hereby agrees that, effective as of the Third Amendment Effective Date and after giving effect to Section 2.14 hereof, the Aggregate Elected Commitment Amount shall be increased from $135,000,000 to $165,000,000 and each Bank’s Elected Commitment under the Credit Agreement shall be the amount set forth opposite such Bank’s name on Schedule 1 to the Credit Agreement (as amended hereby) under the caption “Elected Commitment”.
Section 5.Conditions Precedent. The effectiveness of this Third Amendment is subject to the following:
5.1    Counterparts. The Administrative Agent shall have received counterparts of this Third Amendment from the Credit Parties and each of the Banks.
5.2    Notes. The Administrative Agent shall have received duly executed Notes (or any amendment and restatement thereof, as the case may be) payable to each Bank requesting a Note (or amendment and restatement thereof, as the case may be) in a principal amount equal to its Maximum Credit Amount (as amended hereby) dated as of the Third Amendment Effective Date.
5.3    Other Fees and Expenses. The Administrative Agent shall have received all fees separately agreed to by the Borrower with the Arranger, Administrative Agent, and/or any Bank and any fees and other amounts due and payable pursuant to Section 14.3 of the Credit Agreement, in each case, on or prior to the Third Amendment Effective Date.

5.4    Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or counsel to the Administrative Agent may reasonably request.
Section 6.Miscellaneous.
6.1    Confirmation and Effect. The provisions of the Credit Agreement (as amended by this Third Amendment) shall remain in full force and effect in accordance with its terms following the effectiveness of this Third Amendment, and this Third Amendment shall not constitute a waiver of any provision of the Credit Agreement or any other Loan Paper, except as expressly provided for herein. Each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.
6.2    Ratification and Affirmation of Credit Parties. Each of the Credit Parties hereby expressly (a) acknowledges the terms of this Third Amendment, (b) ratifies and affirms its obligations under the Credit Agreement, the Facility Guaranty and the other Loan Papers to which it is a party, (c) acknowledges, renews and extends its continued liability under the Credit Agreement, the Facility Guaranty and the other Loan Papers to which it is a party, (d) agrees that the amendments hereby shall not limit or impair any Liens securing the Obligations and its guarantee under the Facility Guaranty to which it is a party remains in full force and effect with respect to the Obligations as amended hereby, (e) represents and warrants to the Banks and the Administrative Agent that each representation and warranty of such Credit Party contained in the Credit Agreement, the Facility Guaranty and the other Loan Papers to which it is a party is true and correct in all material respects as of the date hereof and after giving effect to the amendments set forth in Section 2 hereof except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date hereof, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, and (ii) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall continue to be true and correct in all respects, (f) represents and warrants to the Banks and the Administrative Agent that the execution, delivery and performance by such Credit Party of this Third Amendment are within such Credit Party’s corporate, limited partnership or limited liability company powers (as applicable), have been duly authorized by all necessary action and that this Third Amendment constitutes the valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and (g) represents and warrants to the Banks and the Administrative Agent that, after giving effect to this Third Amendment, no Default or Event of Default has occurred which is continuing and no Borrowing Base Deficiency exists.
6.3    Counterparts. This Third Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Third Amendment by facsimile or electronic (e.g. pdf) transmission shall be effective as delivery of a manually executed original counterpart hereof.
6.4    No Oral Agreement. This written Third Amendment, the Credit Agreement and the other Loan Papers executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties that modify the agreements of the parties in the Credit Agreement and the other Loan Papers.
6.5    Governing Law. This Third Amendment (including, but not limited to, the validity and enforceability hereof) shall be governed by, and construed in accordance with, the laws of the State of New York.
6.6    Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Third Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.
6.7    Severability. Any provision of this Third Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.8    Successors and Assigns. This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
6.9    Loan Paper.  The parties hereto agree that this Third Amendment shall constitute a “Loan Paper” under and as defined in the Credit Agreement, as amended hereby.
[Signature Pages Follow.]

The parties hereto have caused this Third Amendment to be duly executed as of the day and year first above written.

BORROWER:	BRIGHAM RESOURCES, LLC,
a Delaware limited liability company

	By:	/s/ Blake Williams
	Name:	Blake Williams
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT — BRIGHAM RESOURCES, LLC]

GUARANTORS:	BRIGHAM MINERALS, LLC,
a Delaware limited liability company

	By:	/s/ Blake Williams
	Name:	Blake Williams
	Title:	Chief Financial Officer

REARDEN MINERALS, LLC,
a Delaware limited liability company

By:	/s/ Blake Williams
Name:	Blake Williams
Title:	Chief Financial Officer

BRIGHAM RESOURCES MANAGEMENT HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Blake Williams
Name:	Blake Williams
Title:	Chief Financial Officer

BRIGHAM RESOURCES MANAGEMENT, LLC,
a Delaware limited liability company

By:	/s/ Blake Williams
Name:	Blake Williams
Title:	Chief Financial Officer

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT — BRIGHAM RESOURCES, LLC]

WELLS FARGO BANK, N.A.,
as Administrative Agent and a Bank

By:	/s/ Zachary Kramer
Name:	Zachary Kramer
Title:	Director

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT — BRIGHAM RESOURCES, LLC]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Bank

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Jessica Gavarkovs
Name:	Jessica Gavarkovs
Title:	Authorized Signatory

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT — BRIGHAM RESOURCES, LLC]

BARCLAYS BANK PLC,
as a Bank

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director
[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT — BRIGHAM RESOURCES, LLC]

BBVA USA,
as a Bank

By:	/s/ Julia Barnhill
Name:	Julia Barnhill
Title:	Vice President
[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT — BRIGHAM RESOURCES, LLC]

GOLDMAN SACHS BANK USA,
as a Bank

By:	/s/ Jacob Elder
Name:	Jacob Elder
Title:	Authorized Signatory
[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT — BRIGHAM RESOURCES, LLC]

ROYAL BANK OF CANADA,
as a Bank

By:	/s/ Kristan Spivey
Name:	Kristan Spivey
Title:	Authorized Signatory

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT — BRIGHAM RESOURCES, LLC]

UBS AG, STAMFORD BRANCH,
as a Bank

By:	/s/ Anthony N. Joseph
Name:	Anthony N. Joseph
Title:	Associate Director

By:	/s/ Ken Chin
Name:	Ken Chin
Title:	Director

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT — BRIGHAM RESOURCES, LLC]

SCHEDULE 1

BANKS; ELECTED COMMITMENTS AND MAXIMUM CREDIT AMOUNT

Bank	Maximum Credit Amount	Elected Commitment	Applicable Percentage
Wells Fargo Bank, N.A.	$112,121,212.12	$37,000,000.00	22.42424242%
Barclays Bank PLC	$72,727,272.73	$24,000,000.00	14.54545455%
Goldman Sachs Bank USA	$72,727,272.73	$24,000,000.00	14.54545455%
BBVA USA	$66,666,666.66	$22,000,000.00	13.33333333%
Royal Bank of Canada	$66,666,666.66	$22,000,000.00	13.33333333%
Credit Suisse AG, Cayman Islands Branch	$54,545,454.55	$18,000,000.00	10.90909091%
UBS AG, Stamford Branch	$54,545,454.55	$18,000,000.00	10.90909091%
Totals:	$500,000,000.00	$165,000,000.00	100.00000000%

Administrative Agent	Address for Notice
Wells Fargo Bank, N.A.
Credit Contact:
1700 Lincoln St, Sixth Floor
MAC: C7300-061
Denver, Colorado
Attn:    Tim Green
Tel:    (303) 863-6765
Fax:    (303) 863-5196
Email:    tim.green@wellsfargo.com

Primary Operations Contact:
1525 W WT Harris Blvd.
Charlotte, NC 28262
MAC D1109-019
Attn:    Syndication Agency Services
Fax:    704-590-3481

SCHEDULE 1